Exhibit 10.28

COMSTOCK 3101 WILSON, LC

OPERATING AGREEMENT

COMSTOCK 3101 WILSON, LC

OPERATING AGREEMENT

*      *      *      *

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into effective as of the 7th day of August, 2019, by COMSTOCK PARTNERS, LC, a Virginia limited liability company (“CP”), and COMSTOCK HOLDING COMPANIES, INC., a Delaware corporation (hereinafter “CHCI”, collectively with CP, the “Members”).

RECITALS

WHEREAS, Christopher Clemente formed the Company by causing Articles of Organization (the “Articles”) to be filed with the Virginia State Corporation Commission (the “Commission”) pursuant to Chapter 12 of Title 13.1 of the Code of Virginia (the “Virginia Limited Liability Company Act”) on or about August 7, 2019;

WHEREAS, the Commission issued a Certificate of Organization to the Company on August 7, 2019;

WHEREAS, the Members intend to enter into a certain Operating Agreement effective as of August 7, 2019 and the Members have elected to maintain the Company as a multiple member limited liability company;

WHEREAS, the Members intend to maintain the Company as distinct and separate legal entity from the Members;

WHEREAS, the Manager shall take such action as may be necessary and appropriate to preserve the separate existence of the Company; and

WHEREAS, the Members desire to set forth fully the operating rules that will govern the affairs of the Company and the conduct of its business.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE  I – FORMATION

1.01Formation.  Christopher Clemente formed the Company as a Virginia limited liability company by filing the Articles with the Commission in accordance with the Virginia Limited Liability Company Act.  A Certificate of Organization was issued by the Commission effective as of August 7, 2019.  The Members hereby ratify and adopt all actions taken by Christopher Clemente or any Person on behalf of the Company prior to the effective date hereof.  The Manager shall take all actions required by law to maintain the Company as a limited liability company under the Virginia Limited Liability Company Act and under the laws of any other jurisdictions in which the Company may elect to conduct business.

1.02Name.  The name of the Company shall be Comstock 3101 Wilson, LC, which name may be changed by the Manager by appropriate filing with the Commission.

1.03Registered Agent and Principal Office.  The name and address of the registered agent of the Company is Christopher Clemente, 1886 Metro Center Drive, Suite 400, Reston, Virginia 20190.  The address of the principal office of the Company in Virginia is 1886 Metro Center Drive, Suite 400, Reston, Virginia 20190.  The Company may change the resident agent and location of the Company’s principal office and may establish such additional offices as it may from time to time determine after appropriate filing with the Commission.

1.04Perpetual Existence.  The Company shall have perpetual existence, unless sooner terminated in accordance with the provisions of Article IX hereof.

ARTICLE II – CERTAIN DEFINITIONS

The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

2.01Act.  The Virginia Limited Liability Company Act as it may be amended from time to time.

2.02Affiliate.  When used with reference to a specified Person, any Person who (i) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person; (ii) is an officer, director, partner or employee of the specified Person; (iii) owns or controls ten percent (10%) or more of the outstanding securities of the specified Person; (iv) is an entity in which the specified Person serves as officer, director, partner, or employee or (v) is a grandparent, parent, spouse, sibling, child or grandchild of the specified Person.

2.03Agreement.  This Operating Agreement as it may be amended from time to time.

2.04Articles.  The Articles of Organization which was filed for recordation with the Commission in accordance with the Act.

2.05Bankruptcy.  Either (i) the initiation by a referenced Person of a proceeding under a federal, state or local bankruptcy or insolvency law, or the initiation against a referenced Person of such a proceeding that is not vacated within thirty (30) days of such initiation, (ii) an assignment by a referenced Person for the benefit of creditors, (iii) the admission by a referenced Person in writing of his inability to pay his debts as they become due, or (iv) the consent of a referenced Person to appointment of a receiver or trustee for all or a substantial part of his property, or the court appointment of such a receiver or trustee that is not suspended or terminated within thirty (30) days of such appointment.

2.06Capital Account.  Defined in the Tax Matters Addendum attached hereto as Schedule B.

2.07Capital Contribution.  The total amount of money or other property contributed from time to time or agreed to be contributed, as the context requires, by each Member to the Company pursuant to the terms of this Agreement, including the Capital Contribution made by a predecessor holder of the Interest of such Member, unless the context requires otherwise.

2.08Code.  The Internal Revenue Code of 1986, as amended from time to time.

2.09Commission.  The Virginia State Corporation Commission.

2.10Company.  The limited liability company referred to herein as COMSTOCK 3101 WILSON, LC, as said Company from time to time may be constituted.

2.11Consent.  Either the written consent of a Person, or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the Consent is solicited, or the act of granting such Consent, as the context may require.  Reference to the Consent of a stated percentage in Interest of the Members means the Consent of so many of the Members not then in default on any Capital Contribution obligation whose combined Interests represent such stated percentage of the total Interests of the Members not then in default, or such higher percentage as is required by applicable law.

2.12Fiscal Year.  The calendar year, and each fiscal quarter starts on the first day of the first, fourth, seventh and tenth month of the year.

2.13Interest.  The ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of said Act, which percentage Interest for voting and certain other purposes of this Agreement shall, absent proof to the contrary, be as set forth on Schedule A attached hereto.

2.14IRS.  The Internal Revenue Service.

2.15Liquidator.  The Manager or such other Person who may be appointed by the Manager in accordance with applicable law, who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Company upon its dissolution.

2.16Manager.  Comstock Management Services, LC (“CMS”) or any Person(s) so designated pursuant to Article VI.

2.17Members.  Comstock Partners, LC and Comstock Holding Companies, Inc., and any other Person listed on Schedule A attached hereto, as amended from time to time, to reflect the admission of any additional or Substitute Member under the terms of this Agreement.

2.18Net Cash Flow.  With respect to any accounting period designated by the Manager, (i) the sum of (a) all cash receipts of the Company, excluding Capital Contributions, and (b) any reserves previously set aside from Net Cash Flow which the Manager determines to be available for distribution, less (ii) Operating Expenses.

2.19Notice.  A writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Company.  The date of personal delivery, registry or certification, as the case may be, shall be deemed the date of such Notice; provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement.

2.20Operating Expenses.  All current and reasonably foreseeable costs and expenses of operation of the Company including, without limitation, costs of operations, taxes, insurance, debt service, prepaid expenses, and escrows and reserves established to meet anticipated Operating Expenses.

2.21Person.  Any individual or corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, including any government or political subdivision or any agency or instrumentality thereof and the heirs, executors, administrators, legal representatives, successors, and permitted assigns of such “Person” where the context so admits.

2.22Regulations (or Treas. Reg.).  The federal income tax regulations promulgated by the United States Department of Treasury, as amended.

2.23Substitute Member.  Any Person admitted to the Company as a Substitute Member pursuant to Section 8.06.

2.24Transfer.  Assign, sell, give, exchange, pledge, encumber or otherwise dispose of.

2.25Transferee.  A Person who receives a Transfer of an Interest.

2.26Unreturned Capital.  The capital contributions made by CP to the Company subsequent hereto, less distributions received by CP pursuant to Section 5.04(A).

ARTICLE III – BUSINESS PURPOSE

3.01Business.  The Company is organized to, subject to the Special Purpose Provisions contained in Schedule C hereto, directly or indirectly, acquire, finance, refinance, build, construct, improve, operate, maintain, lease, rent and sell a parcel of mixed use property and a parking garage appurtenant thereto located in the Clarendon area of Arlington County, Virginia at 3101 Wilson Blvd., Arlington, Virginia and commonly known as the Hartford Building (the “Company Acquisition”).

3.02Authorized Activities.  In carrying out the purposes of the Company, but subject to all other provisions of this Agreement including, but not limited to, those Special Purpose Provisions contained in Schedule C hereto, the Company shall have all the powers enumerated in the Act and shall be authorized to engage in the Company Acquisition and perform and carry out contracts of any kind, that are necessary or advisable in connection with the accomplishment of the Company Acquisition.

ARTICLE IV – MEMBERSHIP INTERESTS AND CAPITAL

4.01Member Information.  The address, Capital Contribution (if any), and percentage Interest of each Member is set forth on Schedule A attached hereto.

4.02Additional Funds.  If the Manager determines that the Company requires funds in addition to the Capital Contributions, the Manager may arrange to borrow such funds on behalf of the Company from banks or other Persons, including Members.  Any loans made by the Members pursuant to this Section 4.02 shall be at such commercially reasonable terms as the Manager may determine.

4.03Additional Capital Contributions.  If the Manager at any time or from time to time determines that the Company requires additional Capital Contributions, then the Manager shall give Notice to each Member of: (i) the total amount of additional Capital Contributions required, (ii) the reason the additional Capital Contributions are required, (iii) each such Member’s proportionate share of the total additional Capital Contributions (determined in accordance with this Section 4.03), and (iv) the date each such Member’s additional Capital Contributions are due and payable, which date shall be at least thirty (30) days after such Notice has been given.  Each such Member’s proportionate share of the total additional Capital Contribution will be based upon such Members’ percentage Interest.  Additional Capital Contributions shall be payable, in cash or by certified check, by each such Member in accordance with his proportionate share subject to the Consent of all Members; provided, however, that the additional Capital Contributions may be made in any other manner agreed to by all Members .  Regardless of the amount of additional Capital Contribution made by any Person, CHCI’s percentage Interest in the Company shall not be reduced below two and one-half percent (2.5%).  The amount of Capital Contributions shall be updated from time to time by Amending Schedule A hereto and/or by accounting entry in the books and records of the Company.

4.04Additional Members.  From the date of the formation of the Company, any Person acceptable to the Manager may, subject to the terms and conditions of this Agreement and with the Consent of the Manager, become a Member of the Company for such consideration as the Manager shall determine.

4.05Interest.  Interest earned on Company funds shall inure to the benefit of the Company.  The Members shall not receive interest on their Capital Contributions.

4.06Withdrawal of Capital Contributions.  Except as expressly provided otherwise in this Agreement, (i) no Member shall have the right to withdraw or reduce his Capital Contributions, or to demand and receive property other than cash from the Company in return for any Capital Contributions, (ii) no Member shall have priority over any other Member as to the return of any Capital Contributions or as to compensation by way of income except as provided in this Agreement, and (iii) any return of Capital Contributions to the Members shall be solely from Company assets.

ARTICLE V – PROFITS, LOSSES AND DISTRIBUTIONS

5.01Allocation of Profits and Losses.  After giving effect to the special allocations and other matters addressed in the attached Tax Matters Addendum, the Profits and Losses of the Company shall be determined by the Manager in accordance with the Tax Matters Addendum and other generally acceptable accounting practices and, unless the Manager determines that some other allocation is necessary or appropriate, shall be allocated among the Members as follows:

(A)The Profits of the Company for each Fiscal Year shall be allocated among the Members participating in the Company as follows:

(i)first, to the extent that the aggregate Losses previously allocated to the Members pursuant to Sections 5.01(B) exceed the aggregate Profits previously allocated to such Members pursuant to this Section 5.01(A)(i), the amount of such excess shall be allocated to such Members in the reverse order of priority in which such Losses were previously allocated (to the extent not theretofore charged back hereunder);

(ii)next, to the Members, pro rata, based on their respective preferred return accrued pursuant to Section 5.04(C), until such time as the Members have been allocated Profits equal to such preferred return; and

(iii)thereafter, any remaining Profits shall be allocated among the Members, pro rata, in accordance with their percentage Interests in the Company.

(B)The Losses of the Company for each Fiscal Year, shall be allocated among the Members who bear the actual economic loss, pro rata, in accordance with their actual economic loss; and if no Member bears the corresponding economic loss, then to CP.  All allocations hereunder are subject to the limitations contained in the Tax Matters Addendum.

5.02Tax Distributions.  Subject to Sections 5.04, 5.05 and 5.06, at the sole discretion of the Manager, the Manager may distribute an amount of such Net Cash Flow with respect to each fiscal year to enable the Members to fund their respective income tax liabilities with respect to the Company.  The tax distributions with respect to any fiscal year shall be computed based upon the Manager’s good faith estimate of the net taxable income of the Company for such fiscal year (giving effect to Losses or other items of loss or deduction from prior fiscal years available to offset current year taxable income), multiplied by 40 percent (the “Tax Distribution”).  The Manager may, at its sole discretion, make such Tax Distributions on a quarterly basis to enable Members to pay estimated taxes.  Any Tax Distributions made to a Member pursuant to this Section 5.02 shall be treated as advances of the next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.04(D).

5.03Reserved.

5.04Discretionary Distributions.  Subject to Section 5.02, Subject to Section 5.02, the Manager may, from time to time, distribute all or any portion of the balance of the Net Cash Flow to the Members in the following priority:

(A)First, to the Members in accordance with their respective percentage Interests until CP has received a 10% Internal Rate of Return (“IRR”) in respect of its Capital Contributions;

(B)Second, (i) 80% in accordance with their percentage Interests and (ii) 20% equally to CP and CHCI until CP receives a 17% IRR and a 1.8x multiple in respect of its Capital Contributions pursuant to clauses (A) and (B) herein; and

(C)Thereafter, (x) 70% pro-rata to the Members in accordance with their percentage Interests and (y) 30% equally to CP and CHCI.

5.05No Right to Distributions. No Member shall have the right to demand or receive distributions of any amount, except as expressly provided in this Article V.

5.06 Restrictions on Distributions.  The foregoing provisions of this Article V to the contrary notwithstanding, no distribution (including any Tax Distribution) shall be made if, and for so long as, such distribution would violate any contract or agreement to which the Company is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Company.

5.07Loan Guarantees; Indemnification.  Any Member, or affiliate thereof, may guarantee an obligation of the Company (the “Guarantor”) as approved by the Manager. Manager hereby approves Comstock Partners, LC, a Virginia limited liability company (or its affiliated successor or assign), as a “Guarantor”. Any Guarantor who incurs a loss or expense as a result of providing a guaranty on behalf of the Company (the “Guarantor Loss”) shall be reimbursed for such loss or expense by the Company.  Except as otherwise agreed to by all the Members, the Company shall not make any distributions to its Members until the Guarantor has recovered or reserved in full the Guarantor Loss plus interest at the Short-Term Applicable Federal Rate published by the IRS as of the date the Guarantor Loss was incurred, compounded annually (the “Initial Rate”).  The interest rate shall be adjusted annually using the Short-Term Applicable Federal Rate published by the IRS for the month of January; provided that the interest rate cannot be less than the Initial Rate.

5.08Withholding. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, foreign, state or local government, any amounts required to be withheld pursuant to the Code, or any provisions of any other federal, foreign, state or local law or, if no sufficiently large distribution is imminent, the Company may require the relevant Member to promptly reimburse the Company for the amount of tax withheld and paid over by the Company.  Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article V for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Member.

5.09Allocation of Distributions.  Distributions shall be made to the Members of record on the record date for the distribution, without regard to the length of time such Members have been record holders and without regard to the period to which the distribution relates.

ARTICLE VI – MANAGEMENT

6.01Manager.

(A)In General.  The Manager shall have the exclusive authority to do all things necessary, proper, customary and advisable to effectuate the purposes of the Company, which authority shall include, without limitation, the authority to manage, control and operate the day-to-day business and affairs of the Company, determine the amount of Net Cash Flow and to set aside reserves to meet the anticipated future cash needs of the Company.  Decisions regarding the affairs of the Company shall not require the consent of the Members; however, the Manager shall regularly update the Members on the financial status and business dealings of the Company.  Except as otherwise provided in the Act or authorized pursuant to the terms of this Agreement, no debt shall be contracted or liability incurred by or on behalf of the Company except as approved by the Manager.  The Manager, in extension and not in limitation of the rights and powers given the Manager by law or by the other provisions of this Agreement, shall have the full power to:

(i) Acquire property from any Person or Transfer Company property to any Person in accordance with the terms of this Agreement;

(ii) Purchase liability and other insurance to protect the Company’s property and business of a type maintained by companies in a business similar to that of the Company;

(iii) Hold and own any Company real and/or personal properties in the name of the Company;

(iv)Invest any Company funds temporarily in time deposits, short-term governmental obligations, commercial paper or other similar investments;

(v) Effect a sale of the Company or any or all of the Company’s assets;

(vi)Execute on behalf of the Company all instruments and documents necessary, in the opinion of the Manager, to the business of the Company in accordance with the terms of this Agreement;

(vii)Open bank accounts from time to time in the name of the Company;

(viii)Employ accountants, legal counsel, or other experts to perform services for the Company and to compensate them from Company funds;

(ix)Enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve in accordance with the terms of this Agreement;

(x) Develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account;

(xi)Incur debts and liabilities, and enter into binding legal obligations and guaranties in amounts deemed reasonable by the Manager without any further consent of the Members; and

(xii)Do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(B)Designation of Manager.  CMS shall serve as the initial Manager until its resignation, removal or termination as an entity.  Upon the termination of CMS as an entity, resignation or removal of CMS as the Manager, the Members shall designate a successor Manager (the “Successor Manager”) by a vote of Members holding a majority of the Interests in the Company.  Each Successor Manager shall serve until death, incapacity, resignation or termination as an entity, unless earlier removed by a vote of Members holding a majority of the Interests in the Company.

6.02Officers.  The Manager, in its sole discretion, may appoint other officers of the Company which may include, but shall not be limited to: (a) a president or chief executive officer; (b) one or more positions similar to the position of vice president of a corporation; (c) secretary; and (d) treasurer or chief financial officer.  The Manager may delegate his day-to-day management responsibilities to any officer or any third-party contractor, and such delagatee shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Manager pursuant to this Agreement in any job description created by the Manager.  All officers shall hold office at the pleasure of the Manager and until their successors shall have been duly elected and qualified, unless sooner removed.  Any officer may be removed at any time by the Manager, with or without cause.  If the office of any officer becomes vacant for any reason, the vacancy may be filled (or not) by the Manager.

6.03 Manager Has No Exclusive Duty to Company.  The Manager shall not be required to manage the Company as his sole and exclusive function, and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement or otherwise, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom.

6.04Compensation.  The Manager shall be entitled to compensation from the Company for the services performed hereunder as the Manager, in a commercially reasonable amount agreed to by Members owning a majority of the Interests. In addition to such compensation, any employee of or consultant to the Company may receive a salary or other compensation from the Company with respect to his or her services as an employee or consultant, and the Manager may pay entities owned or controlled by the Manager for services they provide to the Company. The Company shall reimburse the Manager for all ordinary and necessary out-of-pocket expenses incurred by the Manager on behalf of the Company.

6.05Business with Affiliates.  The Company may transact business with any Affiliate for any reason on terms and conditions determined in the reasonable discretion of the Manager.

6.06Liability for Acts and Omissions.  Neither the Manager nor any officers or third-party contractors to whom the Manager has delegated responsibility pursuant to Section 6.02 shall be liable, responsible or accountable in damages or otherwise to any of the Members for any act performed or any omission made in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Company.  Any loss or damage incurred by the Manager or any such officer or third-party contractor (or its agents) by reason of an act performed or an omission made in good faith and reasonably believed to be within the scope of authority granted by this Agreement shall be paid from Company assets to the extent available.  This provision shall not serve to relieve any Person from a breach of duty based upon an act or omission (i) in breach of that Person’s duty of loyalty to the Company or its Members; (ii) not made in good faith or involving a material, intentional violation of the law; or (iii) resulting in the receipt by that Person of an improper personal benefit.

ARTICLE VII – ACCOUNTING AND REPORTS

7.01Books and Records.  The Manager shall maintain at the office of the Company full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.  All books of account, together with a current list containing the full name and address of each Member, copies of this Agreement and all amendments thereto, and the financial statements and federal and state income tax returns of the Company for its three (3) most recent taxable years shall be maintained at the office of the Company.

7.02Reports to Members.  By each March 31, or as soon thereafter as practicable, the Manager shall furnish the Members with IRS Form 1065 and Schedule K‑1, or similar form as may be required by the IRS, stating each Member’s allocation of income, gain, loss, deduction or credit for the Company’s immediately preceding taxable year.

7.03Company Funds.  The Manager shall have fiduciary responsibility for the safe‑keeping and use of all funds and assets of the Company.  The Manager shall not employ the funds of the Company in any manner except for the benefit of the Company.  All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the Manager shall determine.

ARTICLE VIII – RIGHTS AND OBLIGATIONS OF MEMBERS

8.01Limitation of Liability.  Each Member’s liability shall be limited as set forth in the Act and other applicable law.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company.

8.02Reimbursements.  The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members on behalf of the Company.  Such reimbursement shall be treated as an expense of the Company, but shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.

8.03Nature of Rights and Obligations.  Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to constitute a Member an agent or legal representative of the other Members.  A Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company.

8.04Member Access to Records.  Upon advance notice, each Member shall have the right, during regular business hours, to inspect and copy the Company documents set forth in Section 7.01 at the Member’s expense.

8.05Transfers.  Except as otherwise permitted in this Agreement, no Member may voluntarily or involuntarily Transfer an interest in the Company without the approval of the Manager, exercised in its sole discretion.  No Transfer of the Interest of a Member shall be made if such disposition would (i) cause the Company to be treated as an association taxable as a corporation rather than a partnership for federal income tax purposes, or (ii) violate the provisions of any federal or state securities laws.  Any attempted Transfer which does not satisfy the requirements of this Agreement shall not be recognized by the Company, shall be void and of no effect, and shall not confer upon the purported Transferee any rights accorded to assignees under the Act.

8.06Admission of New Members.  No approved Transferee of the whole or any portion of an Interest in the Company pursuant to this Agreement shall have the right to become a Substitute Member in place of his or her transferor unless all of the following conditions are satisfied:

(A)A fully executed and acknowledged written assignment reflecting the Transfer has been filed with the Manager;

(B)The Transferee executes, adopts and acknowledges this Agreement; and

(C)The Transferee has paid a fee to the Company in such amount as may be reasonably determined by the Manager to defray the actual costs of effecting the Transfer.

8.07Status of Approved Transferees.  An approved Transferee of a Member who does not become a Substitute Member pursuant to Section 8.06 shall have only the rights of an assignee under the Act.

ARTICLE IX ‑ DISSOLUTION AND LIQUIDATION

9.01Term and Dissolution.  Subject to the filing of a Certificate of Cancellation and compliance with any other requirements of the Act, the Company shall continue indefinitely until dissolution occurs for any one of the following reasons:

(A)An election to dissolve the Company is made in writing by the Manager;

(B)A decree of judicial dissolution is entered;

(C)A sale of all or substantially all of the assets of the Company; or

(D)the Bankruptcy of the Company.

Upon completion of the liquidation procedure described in Section 9.02, the Company shall file a Certificate of Cancellation as required by the Act.

9.02Liquidation of Assets.  In the event of the dissolution and final termination of the Company, the Liquidator shall prepare a full accounting of the assets and liabilities, and the Liquidator shall distribute or apply the Company’s assets or liquidation proceeds, after taking into account all other allocations and distributions under this agreement for the taxable year of the liquidation, including the allocations under Article II of the Tax Matters Addendum, as follows:

(A)To the payment of all debts and liabilities of the Company then due, including loans made by any Member;

(B)To the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(C)To the Members, in an amount equal to the positive balances in their Capital Account; and

(D)To the Members, pro rata, in accordance with their percentage Interests.

If the Liquidator determines that it is in the best interest of the Members to distribute the Company’s assets in-kind, then the Liquidator is authorized to reasonably determine the fair market value of each asset and Liquidator’s determination of such values shall be binding on the Members.

ARTICLE X ‑ AMENDMENTS AND MEETINGS

10.01Amendment Procedure.  Amendments to this Agreement may be proposed by any Manager or Member and shall be adopted and effective upon the affirmative vote of Members holding a majority of the Interests in the Company.  Within fifteen (15) days of the making of any proposal to amend this Agreement, the Manager shall determine in his reasonable discretion whether to give the Members Notice of such proposal (including the text of any amendment or document and a statement of its purposes).  Any proposal may be considered at a meeting of the Members, or by written ballot in lieu of such meeting, held not less than fifteen (15) nor more than thirty (30) days after such Notice from the Manager.

10.02Meetings and Voting.  The Manager may call a meeting of the Members at any time.  The Manager shall give all Members a Notice of the purpose of such proposed meeting not less than fifteen (15) nor more than thirty (30) days before the meeting.  Meetings shall be held at a time and place reasonably selected by the Manager.  The Manager may solicit required Consents of the Members under this Agreement at a meeting or by written ballot.  If Consents are solicited by written ballot, the Members shall return said ballots to the Manager within thirty (30) days after receipt.

ARTICLE XI – MISCELLANEOUS

11.01Title to Company Property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.  The Company may hold any of its assets in its own name or in the name of its nominee, which may be one or more individuals, corporations or other entities.

11.02Validity.  If any provision of this Agreement, or application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement shall not be affected thereby.

11.03Applicable Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the Commonwealth of Virginia.

11.04Binding Agreement.  This Agreement shall be binding upon the Members, their heirs, executors, personal representatives, successors and assigns.

11.05Waiver of Action for Partition.  Each of the Members irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to any property of the Company.

11.06Headings.  All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

11.07Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa, as the context may require.

11.08Counterparts.  This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the Members, notwithstanding that all the Members are not signatory to the original or the same counterpart.

11.09Facsimiles. Facsimile signatures and copies of this Agreement shall be deemed to be originals and shall serve to bind the Members and otherwise have the same force and effect as would nonfacsimile signatures and documents.

11.10Entire Agreement.  This Agreement contains the entire understanding among the Members and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.  There are no representations, agreements, arrangements or understandings, oral or written, among the Members hereto relating to the subject matter of this Agreement, which are not fully expressed herein.

11.11Amendment and Restatement.  This Agreement amends, restates, supersedes and replaces the Original Agreement in its entirety.

IN WITNESS WHEREOF, the Members have executed this Operating Agreement of COMSTOCK 3101 WILSON, LC to be effective as of the day and year first above written.

WITNESS:	MEMBERS:
COMSTOCK PARTNERS, LC, a Virginia limited liability company
By:
Christopher Clemente, Manager

COMSTOCK HOLDING COMPANIES, INC, a Delaware corporation
By:
Jubal Thompson, Secretary

SCHEDULE A

COMSTOCK 3101 WILSON, LC

OPERATING AGREEMENT

MEMBER INTERESTS

Members:	Initial Capital Contribution	Percentage Interest
Comstock Partners, LC 1886 Metro Center Drive, Suite 400 Reston, Virginia 20190 Attn: Christopher Clemente	$975.00	97.5%
Comstock Holding Companies, Inc. 1886 Metro Center Drive, Suite 400 Reston, Virginia 20190 Attn: Christopher Clemente	$25.00	2.5%

A-1

SCHEDULE B

COMSTOCK 3101 WILSON, LC

TAX MATTERS ADDENDUM
TO OPERATING AGREEMENT

The terms of this Tax Matters Addendum (“Addendum”) are hereby incorporated into the Operating Agreement of COMSTOCK 3101 WILSON, LC (“Agreement”) to which it is attached.

ARTICLE I – DEFINITIONS

1.01Adjusted Capital Account Deficit.  The deficit balance, if any, in such Member’s Capital Account at the end of any taxable year, with the following adjustments:

(A)Credit to such Capital Account any amount that such Member is obligated to restore under Treas. Reg. Section 1.704‑1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of Treas. Reg. Sections 1.704‑2(g)(1) and 1.704-2(i)(5); and

(B)Debit to such Capital Account the items described in Treas. Reg. Sections 1.704‑1(b)(2)(ii)(d)(4) through (6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.02Capital Accounts. The Company shall maintain a Capital Account for each Member in accordance with Treas. Reg. Section 1.704‑1(b)(2)(iv) or other provision of similar import.  To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, his or her distributive share of Profits, any item in the nature of income or gain allocated to him or her under Sections 2.02 through 2.09 of this Addendum, and the amount of any Company liabilities that are assumed by such Member or which are secured by any Company property distributed to such Member.  To each Member’s Capital Account there shall be debited the amount of cash and the fair market value (as of the date of distribution) of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, any items in the nature of expenses or deductions that are allocated to him or her pursuant to Sections 2.02 through 2.09 of this Addendum, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.  To each Member’s Capital Account there shall be debited or credited such other adjustments as are required by Treas. Reg. Section 1.704‑1(b)(2)(iv) to the extent not already reflected as a consequence of the foregoing, including, without limitation, adjustments arising from a revaluation of Company property, which adjustments shall reflect the manner in which any unrealized appreciation or depreciation in the property would be allocated if the property were sold.  In the event any Interest in the Company is Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.  No Member shall be required to pay to the Company any deficit in its Capital Account upon liquidation or otherwise except to the extent provided by the Act.

1.03Code.  The Internal Revenue Code of 1986, as amended from time to time.

1.04Company Minimum Gain.  The amount determined by (i) computing, with respect to each Company Nonrecourse Liability, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and (ii) aggregating the amounts so computed.  Company Minimum Gain shall be determined in a manner consistent with the rules of Treas. Reg. §1.704‑2(d).

1.05Company Nonrecourse Liability.  Any nonrecourse liability of the Company, or portion thereof, for which no Member or related Persons (within the meaning of Treas. Reg. §1.752-4(b)) bears the economic risk of loss.

1.06Economic Risk of Loss.  The determination of whether a Member bears the economic risk of loss with respect to any Company liability shall be made in accordance with Treas. Reg. §1.752 (without regard to whether that section applies to such liability).

1.07Member Minimum Gain.  With respect to each Member Nonrecourse Liability, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration).  Member Minimum Gain shall be determined in a manner consistent with the rules of Treas. Reg. §1.704-2(i)(3).

1.08Member Nonrecourse Liability.  Any nonrecourse liability of the Company with respect to which any Member (or a party related to such Member, within the meaning of Treas. Reg. §1.752-4(b)) bears the Economic Risk of Loss.

1.09Profits and Losses.  An amount equal to the Company’s taxable income or loss for each taxable year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, deduction or loss required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), except that taxable income shall be adjusted to (i) include tax exempt income; (ii) treat as a deduction expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704‑1(b)(2)(iv)(i); and (iii) exclude allocations of Company income, gain, deduction and loss under Sections 2.02 through 2.09 of this Addendum.  If the Company’s taxable income or loss as so adjusted is a positive amount, such amount shall be the Company’s Profit for such taxable year or period; if negative, such amount shall be the Company’s Loss for such taxable year or period.  It is further provided that if the book value (i.e. the value at which property is reflected on the books of the Company in accordance with the provisions of Treas. Reg. Section 1.704‑1(b)) of property differs from its adjusted tax basis (due to contributions or distributions of appreciated property or re‑valuations of Company property), Profit or Loss shall be computed with reference to book depreciation and book gain or loss on such property.

ARTICLE II – ALLOCATION OF PROFITS AND LOSSES

2.01In General.  Except as expressly provided to the contrary in this Article II, for purposes of determining Capital Account balances, Profit and Loss with respect to any Company taxable year shall be allocated prior to reducing Capital Accounts by any distributions with respect to such Company taxable year.  For purposes of applying this Section 2.01, a Member’s Capital Account balance shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Minimum Gain determined as of the end of such Company taxable year.

2.02Minimum Gain Chargeback – Company Nonrecourse Liabilities.  If there is a net decrease in Company Minimum Gain during a taxable year, items of income and gain for such year (and, if necessary, for subsequent years) shall be allocated to the Members in proportion to, and to the extent of, their shares of such net decrease in Company Minimum Gain as determined under Treas. Reg. Section 1.704‑2(g)(2).  Any such allocations shall be made in accordance with, and only to the extent required by, Treas. Reg. Sections 1.704-2(f) and 1.704-2(j)(2)(i).

2.03Minimum Gain Chargeback – Member Nonrecourse Liabilities.  If there is a net decrease in Member Minimum Gain during a taxable year, items of income and gain for such year (and, if necessary, for subsequent years) shall be allocated to the Members in proportion to, and to the extent of, their shares of such net decrease in Member Minimum Gain as determined under Treas. Reg. Section 1.704‑2(i)(5). Any such allocations shall be made in accordance with, and only to the extent required by, Treas. Reg. Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii).

2.04Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Section 1.704‑1(b)(2)(ii)(d)(4) through (6) which results in an Adjusted Capital Account Deficit, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

2.05Limitation on Loss Allocations.  Notwithstanding anything in Section 2.01 of this Addendum to the contrary, Losses shall not be allocated to any Member to the extent such Losses would create an Adjusted Capital Account Deficit with respect to such Member.  Such Losses shall be reallocated (subject to the immediately preceding sentence) to the other Members under this Section 2.05.

2.06Company Nonrecourse Deductions.  Items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditure that are attributable to Company Nonrecourse Liabilities (“Company Nonrecourse Deductions”) shall be allocated among the Members in accordance with Section 5.01 of the Agreement.  This provision is to be interpreted in a manner consistent with Treas. Reg. Section 1.704-2(e).

2.07Member Nonrecourse Deductions.  Items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditure that are attributable to a Member Nonrecourse Liability (“Member Nonrecourse Deductions”) shall be allocated to the Members in the ratio in which they share the Economic Risk of Loss with respect to such liability within the meaning of Treas. Reg. Section 1.752-2.  This provision is to be interpreted in a manner consistent with the requirements of Treas. Reg. Section 1.704‑2(i).

2.08Optional Basis Adjustments.  To the extent an adjustment to the basis of any Company assets pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or loss, as applicable, and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulation.

2.09Curative Allocation.  The allocations set forth in Sections 2.02 through 2.08 of this Addendum (the “Regulatory Allocations”) are intended to comply with certain requirements of Treas. Reg. Section 1.704‑1(b) and Treas. Reg. Section 1.704‑2.  Notwithstanding any other provision of Article V of the Agreement or Article II of this Addendum, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, deduction, and credit to the Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

2.10Recapture.  Any income recognized pursuant to Code Sections 1245 and 1250 shall be allocated among the Members in the same proportions as the depreciation deductions giving rise to such income were allocated among such Members and their respective predecessors in interest.

2.11Overriding Allocation.  It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be allocated in accordance with Sections 2.01 through 2.10 of this Addendum to the fullest extent permitted by Code Section 704(b).  In order to preserve and protect the allocations provided for in Sections 2.01 through 2.10, the Manager are authorized and directed to allocate income, gain, loss, deduction or credit (or item thereof) arising in any year differently than otherwise provided for in this Article if, and to the extent that, the allocations under this Article would cause the allocations to violate Code Section 704(b).  Any allocation made pursuant to this Section 2.11 shall be deemed to be a complete substitute for any allocation otherwise provided for in Sections 2.01 through 2.10 of this Addendum, and no amendment of this Addendum or approval of any Member shall be required.

2.12Tax Allocations: Section 704(c).  Anything in the foregoing to the contrary notwithstanding, in accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated to the contributing Member so as to take into account any variation between the adjusted basis of the property for federal income tax purposes and its value upon contribution as reflected on the books of the Company.  If the book value of Company property is subsequently adjusted, subsequent tax allocations of income, gain, loss and deduction with respect to such property shall take into account variations between its adjusted basis for federal income tax purposes and its book value as so adjusted in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

2.13Allocation to Transferred Interest.  Profits, Losses and credits allocated to an Interest assigned or reissued during a taxable year of the Company shall be allocated to the Person who was the holder of such Interest during such taxable year, in proportion to the number of days that each such holder was recognized as the owner of such Interest during such taxable year or in any other proportion permitted by the Code and selected by the Manager in accordance with this Agreement, without regard to the results of Company operations during the period in which each such holder was recognized as the owner of such Interest during such taxable year, and without regard to the date, amount or recipient or any distributions which may have been made with respect to such Interest.

ARTICLE III – AUDITS AND TAX RETURNS

3.01Audits and Tax Returns. The accounts of the Company may be reviewed, compiled or audited by accountants designated by the Manager at such times as the Manager may deem necessary or desirable.  The Manager shall cause to be prepared all tax returns required of the Company and shall make elections under the Code on behalf of the Company.  The Company’s taxable year shall be the calendar year.

3.02Tax Matters Partner.  In the event the Company is subject to the unified audit procedures set forth in Sections 6221-6234 of the Code, Comstock Partners, LC shall be the “tax matters partner” of the Company for the purposes of such procedures and shall be authorized to take all actions reasonably necessary on behalf of the Company with respect to any audits of its tax returns.

SCHEDULE C

COMSTOCK 3101 WILSON, LC

OPERATING AGREEMENT

SPECIAL PURPOSE PROVISIONS

Capitalized terms used in this Schedule C that are not otherwise defined herein have the meanings ascribed to such terms in that certain Loan Agreement dated on or about December 30, 2019 by and between the Company, as borrower, and MetLife Real Estate Lending LLC, a Delaware limited liability company, together with its successors and/or assigns, as lender (the “Loan Agreement”). The Company, at all times prior to, on and after the date thereof, has not and shall not:

(i)	engage in business other than owning and operating the Property;

(ii)	acquire or own a material asset other than the Property and incidental personal property;

(iii)	commingle its assets with the assets of any other person or entity, or maintain assets in a way difficult to segregate and identify;

(iv)	fail to hold itself out to the public as a legal entity separate from any other;

(v)	fail to conduct business solely in its name;

(vi)

fail to maintain records, accounts or bank accounts separate from any other person or entity; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person;

(vii)

file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its shareholders, partners or members, as applicable;

(viii)	incur additional indebtedness except for Permitted Indebtedness;

(ix)	dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or

(x)

modify, amend or revise its organizational documents in a manner that would violate or breach Sections 4.1.18 or 5.1.16 of the Loan Agreement or the definition of “Special Purpose Entity” in the Loan Agreement.